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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            MELVILLE BIOLOGICS, INC.
                            Pursuant to Section 242
                       of the General Corporation Law of
                             the State of Delaware


     Melville Biologics, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     That, by a unanimous consent of the Board of Directors of the Corporation in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, a resolution was duly adopted, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The Stockholders of the Corporation have duly approved said amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

     RESOLVED:  That the Certificate of Incorporation of the Company, as amended
     --------
to date, be further amended by amending the first sentence of Article Fourth thereof to read in its entirety as follows:

          "The total number of shares of capital stock that the Corporation shall have the authority to issue is twenty million five hundred (20,000,500) shares, of which twenty million (20,000,000) shares shall be shares of common stock, $0.01 par value per share (the "Common Stock"), and five hundred (500) shares shall be shares of preferred stock, $0.01 par value per share (the "Preferred Stock")."
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     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President and attested to by its Secretary this 11th day of June 1996.

                              MELVILLE BIOLOGICS, INC.



                              By:   /s/ Thomas R. Ostermueller
                                  ----------------------------------------
                                    Thomas R. Ostermueller
                                    President

ATTEST:


By: /s/ Joanne Leonard
   ---------------------------
     Assistant Secretary


[Corporate Seal]